CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
4.500% Senior Notes due 2028	$400,000,000	99.868%	$399,472,000	$49,734.27

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-226469) filed by The Timken Company on August 1, 2018.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-226469

Prospectus supplement

(To Prospectus dated August 1, 2018)

The Timken Company

$400,000,000 4.500% Senior Notes due 2028

We are offering $400,000,000 principal amount of 4.500% Senior Notes due 2028, which we refer to in this prospectus supplement as the “notes.”

We will pay interest on the notes on June 15 and December 15 of each year, beginning on December 15, 2018 (short first interest period). The notes will mature on December 15, 2028. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Prior to September 15, 2028, we will have the option to redeem some or all of the notes at any time and from time to time at a redemption price that includes a make-whole premium, as described under the section entitled “Description of notes—Optional redemption.” At any time on or after September 15, 2028 (three months prior to the maturity date of the notes), we will have the option to redeem some or all of the notes at any time and from time to time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any. If a “Change of Control Triggering Event” occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of notes—Change of Control Triggering Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness that we may incur in the future. The notes will not be the obligation of any of our subsidiaries. For a more detailed description of the notes, see “Description of notes.”

The notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any security exchange or to have the notes quoted on any automated quotation system.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See the “Risk factors” section beginning on page S-8 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	99.868%	$399,472,000
Underwriting discount	0.650%	$2,600,000
Proceeds (before expenses) to us	99.218%	$396,872,000

(1)	Plus accrued interest, if any, from September 6, 2018, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of the facilities of The Depository Trust Company, or “DTC,” for the accounts of its participants on or about September 6, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Goldman Sachs & Co. LLC	KeyBanc Capital Markets

Senior Co-Managers

Barclays	HSBC	J.P. Morgan

Co-Managers

MUFG	PNC Capital Markets LLC	SOCIETE GENERALE

US Bancorp	Wells Fargo Securities	The Williams Capital Group, L.P.

The date of this prospectus supplement is August 22, 2018.

Prospectus supplement

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About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We are responsible for the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “the Company,” “Timken,” “we,” “our,” “us” or similar terms mean The Timken Company and its direct and indirect subsidiaries, unless we state otherwise or the context indicates otherwise. All financial data presented in this prospectus supplement is the financial data of Timken and its consolidated subsidiaries, unless otherwise indicated.

Where you can find more information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at http://investors.timken.com. Information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any

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such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018; and

•	our Current Reports on Form 8-K, filed on May 8, 2018, July 19, 2018 and July 27, 2018.

We are also incorporating by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of the notes described in this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3223

Attn: Shelly M. Chadwick

Vice President—Finance and Chief Accounting Officer

Market and industry data

Market data included or incorporated by reference in this prospectus supplement is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information.

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus supplement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We caution

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readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the Company due to a variety of factors, such as:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we or our customers or suppliers conduct business, including adverse effects from a global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we, our customers or our suppliers conduct business, changes in currency valuations and recent world events that have increased the risks posed by international trade disputes, tariffs and sanctions;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand, the effects of customer or supplier bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade continue in our markets;

•

competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors and new technology that may impact the way our products are sold or distributed;

•

changes in operating costs. This includes: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability and cost of raw materials and energy; changes in the expected costs associated with product warranty claims; changes resulting from inventory management and cost reduction initiatives; the effects of unplanned plant shutdowns; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; the ability to complete previously announced transactions; the ability to integrate acquired companies; and the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings;

•	our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments. This includes: claims or problems related to intellectual property, product liability or warranty, environmental issues and taxes;

•

changes in worldwide financial and capital markets, including availability of financing and interest rates on satisfactory terms, which affect our cost of funds and/or ability to raise capital, as well as customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	the impact on our pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk;

•	the impact of changes to our accounting methods;

•

the inability to complete the acquisition of Cone Drive or Rollon (each as defined below in “Summary—Recent developments”) due to either the failure to satisfy any condition to the closing of the transaction, including receipt of regulatory approval, or the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreements; the inability to successfully integrate the Cone Drive business or the Rollon business into our operations or achieve the expected synergies associated with the acquisitions; and adverse changes in the markets served by the Cone Drive business or the Rollon business;

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•	the impact of the U.S. tax reform legislation enacted in 2017, and other tax law changes affecting our business;

•	retention of Continued Dumping and Subsidy Offset Act of 2000 distributions; and

•

the risk factors referred to or described in the “Risk factors” section of this prospectus and the other risk factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Additional risks relating to our business, the industries in which we operate or the notes may be described from time to time in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Prohibition of sales to European Economic Area retail investors

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area, or the “EEA.” For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended, or “MiFID II”; (ii) a customer within the meaning of Directive 2002/92/EC, as amended, or the “Insurance Mediation Directive,” where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended, or the “Prospectus Directive.” Consequently no key information document required by Regulation (EU) No 1286/2014, as amended, or the “PRIIPs Regulation,” for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Summary

This summary highlights significant aspects of our business and this offering, but it is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our company, we encourage you to read this prospectus supplement and accompanying prospectus carefully, including the information incorporated by reference herein and the other documents to which we have referred. In particular, we encourage you to read the historical financial statements and related notes, incorporated by reference in this prospectus supplement. Investing in the notes involves significant risks, as described in the “Risk factors” section.

Our company

We engineer, manufacture and market bearings, transmissions, gear drives, belts, chains, lubrication systems, couplings, industrial clutches and brakes and related products. We also offer a variety of power system rebuild and repair services. Our growing product and services portfolio features many strong industrial brands, such as Timken®, Fafnir®, Philadelphia Gear®, Drives®, Lovejoy® and Groeneveld®. We apply our deep knowledge of metallurgy, friction management and mechanical power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for our premium products and collaborative technical sales and services model, we focus on providing value to diverse markets worldwide through both original equipment manufacturers, or “OEMs,” and aftermarket channels. With more than 15,000 people operating in 33 countries, we make the world more productive and keep industry in motion. We operate under two reportable segments: (1) Mobile Industries and (2) Process Industries. The following further describes these business segments:

•

Mobile Industries serves OEM customers that manufacture off-highway equipment for the agricultural, mining and construction markets; on-highway vehicles including passenger cars, light trucks, and medium- and heavy-duty trucks; rail cars and locomotives; outdoor power equipment; rotorcraft and fixed-wing aircraft; and other mobile equipment. Beyond service parts sold to OEMs, aftermarket sales and services to individual end users, equipment owners, operators and maintenance shops are handled directly or through our extensive network of authorized automotive and heavy-truck distributors.

•

Process Industries serves OEM and end-user customers in industries that place heavy demands on the fixed operating equipment they make or use in heavy and other general industrial sectors. This includes metals, cement and aggregate production; coal and wind power generation; oil and gas extraction and refining; pulp and paper and food processing; and health and critical motion control equipment. Other applications include marine equipment, gear drives, cranes, hoists and conveyors. This segment also supports aftermarket sales and service needs through its global network of authorized industrial distributors and through the provision of services directly to end users.

Our strategy

We create value by understanding customer needs and applying our know-how in attractive market sectors, serving a broad range of customers and industries across the globe. Our business strengths include our product technology, end-market diversity, geographic reach and aftermarket mix. We collaborate with OEMs to improve equipment efficiency with our engineered products and capture subsequent equipment replacement cycles by selling largely through independent channels in the aftermarket. We focus our international efforts and footprint in regions of the world where strong macroeconomic factors such as urbanization, infrastructure development and sustainability create demand for our products and services.

The Timken Business Model is the specific framework for how we evaluate opportunities and differentiate ourselves in the market.

•

Outgrowing Our Markets. We intend to expand into new and existing markets by leveraging our collective knowledge of metallurgy, friction management and mechanical power transmission to create value for our customers. Using a highly collaborative technical selling approach, we place particular emphasis on creating unique solutions for challenging and/or demanding applications. We intend to grow in attractive market sectors around the world, emphasizing those spaces that are highly fragmented, demand high service and value the reliability and efficiency offered by our products. We also target those applications that offer significant aftermarket demand, thereby providing product and services revenue throughout the equipment’s lifetime.

•

Operating With Excellence. We operate with a relentless drive for exceptional results and a passion for superior execution. We embrace a continuous improvement culture that is charged with increasing efficiency, lowering costs, eliminating waste, encouraging organizational agility and building greater brand equity to fuel future growth. This requires our ongoing commitment to attract, retain and develop the best talent across the world.

•

Deploying Capital to Drive Shareholder Value. We are intently focused on providing the highest returns for shareholders through our capital allocation framework, which includes: (1) investing in our core business through capital expenditures, research and development and organic growth initiatives; (2) pursuing strategic acquisitions to broaden our portfolio and capabilities across diverse markets, with a focus on bearings, adjacent power transmission products and related services; and (3) returning capital to shareholders through dividends and share repurchases. As part of this framework, we may also deploy capital to reduce debt or to restructure, reposition or divest underperforming product lines or assets.

Recent developments

On July 24, 2018, we entered into a stock purchase agreement with Apiary Investments Holdings Limited, Clyde Blowers Capital Fund III LP and certain management sellers to acquire all of the outstanding share capital of Apiary Investments Holdings Limited, which we refer to as the “Cone Drive business,” or “Cone Drive,” a leader in precision drives used in diverse markets including solar, automation, aerial platforms, and food and beverage, for an aggregate purchase price of $245.0 million, plus certain adjustments. For the twelve months ended June 30, 2018, Cone Drive sales were approximately $95.0 million. The transaction is expected to close in the third quarter of 2018, subject to the receipt of customary government and regulatory approvals and the satisfaction of other customary closing conditions.

On July 26, 2018, Timken Europe B.V., one of our subsidiaries, entered into a sale and purchase agreement pursuant to which Timken Europe B.V. agreed to purchase all of the outstanding share capital and warrants of Rollon S.p.A, an Italian company, and all of the outstanding share capital of Linear Guides Invest B.V., which we collectively refer to as the “Rollon business,” or “Rollon,” for an agreed upon enterprise value of €468.4 million (approximately $545.0 million at then current exchange rates). We are providing a guarantee of the obligations of Timken Europe B.V. under the sale and purchase agreement. Rollon is a leader in engineered linear motion products and specializes in the design and manufacture of linear guides, telescopic rails and linear actuators used in a wide range of industries, such as passenger rail, automation, aerospace, packaging and logistics, and medical. For the twelve months ended June 30, 2018, Rollon sales were approximately $125.0 million. The transaction is expected to close in the third quarter of 2018, subject to the receipt of customary government and regulatory approvals and the satisfaction of other customary closing conditions.

We plan to fund the purchase price of these acquisitions with the net proceeds from this offering, together with cash on hand and other long-term debt.

Completion of this offering is not contingent on the consummation of the acquisition of Cone Drive or Rollon, and neither the acquisition of Cone Drive nor the acquisition of Rollon is contingent on the completion of this offering. Also, the notes will not be subject to a special mandatory redemption. Accordingly, even if the acquisition of Cone Drive or Rollon is not consummated, the notes sold in this offering will remain outstanding. See “Use of proceeds.”

Corporate information

We were incorporated as an Ohio corporation in 1904. Our principal executive offices are located at 4500 Mount Pleasant St. N.W., North Canton, Ohio 44720. Our main telephone number is (234) 262-3000, and our Internet website address is www.timken.com. We do not intend the information contained on or accessible through our website to be a part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement and the section entitled “Description of debt securities” in the accompanying prospectus.

Issuer	The Timken Company

Notes offered	$400,000,000 aggregate principal amount of 4.500% Senior Notes due 2028.

Maturity	The notes will mature on December 15, 2028.

Interest rate	The notes will bear interest at 4.500% per year.

Interest payment dates	Interest on the notes will accrue from the original issue date and will be payable on June 15 and December 15 of each year, commencing on December 15, 2018 (short first interest period).

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including all other unsubordinated debt securities from time to time outstanding issued under the indenture pursuant to which the notes will be issued, or the “indenture.” The notes will be senior in right of payment to any of our future subordinated indebtedness and structurally subordinate to all existing and future obligations of our subsidiaries. The indenture will not restrict the issuance by us or our subsidiaries of senior unsecured indebtedness. See “Description of notes—General.”

As of June 30, 2018, as adjusted to give effect to this offering and the use of proceeds therefrom:

•

we would have had approximately $1,443.3 million of indebtedness outstanding, approximately $96.4 million of which is outstanding under our accounts receivable facility and is secured by domestic trade receivables; and

•	we would have had approximately $405.4 million of availability under our senior credit facility.

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Additional notes	We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise; provided, however, that any further notes shall be issued under a separate CUSIP or ISIN number, unless such further notes are issued pursuant to a “qualified reopening” of the notes offered by this prospectus supplement, are otherwise treated as part of the same “issue” of debt instruments as the notes offered by this prospectus supplement or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

Optional redemption	Prior to September 15, 2028, we will have the option to redeem some or all of the notes at any time and from time to time at a redemption price that includes a make-whole premium, as described under the section entitled “Description of notes—Optional redemption.” At any time on or after September 15, 2028 (three months prior to the maturity date of the notes), we will have the option to redeem some or all of the notes at any time and from time to time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any. See “Description of notes—Optional redemption.”

Offer to repurchase upon Change of Control Triggering Event	If we experience a “Change of Control Triggering Event,” we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of notes—Change of Control Triggering Event.”

Certain covenants	The indenture governing the notes will contain covenants that restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale and leaseback transactions; and

•	enter into certain consolidations, mergers and transfers of all or substantially all of the assets of Timken and its direct and indirect subsidiaries, taken as a whole.

See “Description of notes—Certain covenants.”

DTC eligibility	The notes will be represented by global certificates deposited with or on behalf of DTC or its nominee. See “Description of notes—Book-entry delivery and form.”

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $396,872,000 from this offering. We intend to use the net proceeds from this offering, together with cash on hand and other long-term debt, to finance the acquisitions of Cone Drive and Rollon. See “Summary—Recent developments” above. If the acquisition of either or both of Cone Drive and Rollon is not consummated, we intend to use the amount of the net proceeds from this offering initially intended to finance such acquisition or acquisitions for general corporate purposes, including the repayment of indebtedness under our senior credit facility and accounts receivable facility.

Completion of this offering is not contingent on the consummation of the acquisition of Cone Drive or Rollon, and neither the acquisition of Cone Drive nor the acquisition of Rollon is contingent on the completion of this offering. Also, the notes will not be subject to a special mandatory redemption. Accordingly, even if the acquisition of Cone Drive or Rollon is not consummated, the notes sold in this offering will remain outstanding. See “Use of proceeds.”

No listing of notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing law	The notes and the indenture will be governed by the laws of the State of New York.

Risk factors	Investing in the notes involves risk. See “Risk factors” on page S-8 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should carefully consider before deciding to invest in the notes.

Trustee, registrar and paying agent	The Bank of New York Mellon Trust Company, N.A.

Summary consolidated financial data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of December 31, 2017 and December 31, 2016 and for the years ended December 31, 2017, 2016 and 2015 from our audited financial statements incorporated by reference in this prospectus supplement. The consolidated financial data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 is derived from our unaudited financial statements incorporated by reference in this prospectus supplement. The interim unaudited consolidated financial data has been prepared on the same basis as the annual financial and other statistical data and includes, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Prospective investors should read the summary consolidated financial data in conjunction with our consolidated financial statements and related notes thereto and other financial information included elsewhere or incorporated by reference in this prospectus supplement.

	For the year ended December 31,			For the six months ended June 30,
(dollars in millions)	2017 (1)	2016 (1)	2015 (1)	2018	2017
				(unaudited)
Income statement data
Net sales	$3,003.8	$2,669.8	$2,872.3	$1,789.4	$1,454.4
Cost of product sold	2,193.4	2,001.3	2,052.8	1,257.1	1,071.1

Gross profit	810.4	668.5	819.5	532.3	383.3
Selling, general and administrative expenses	521.4	470.7	457.7	290.4	241.5
Impairment and restructuring charges	4.3	21.7	14.7	0.5	2.5
Gain on divestiture	—	—	(28.7)	—	—
Pension settlement charges	—	1.6	119.9	—	—

Operating income	284.7	174.5	255.9	241.4	139.3
Interest expense	(37.1)	(33.5)	(33.4)	(20.7)	(16.4)
Interest income	2.9	1.9	2.7	0.9	1.3
Continued Dumping and Subsidy Offset Act income, net	—	59.6	—	—	—
Other income (expense), net	9.4	(0.9)	(7.5)	9.3	3.3

Income before income taxes	259.9	201.6	217.7	230.9	127.5
Provision for income taxes	57.6	60.5	26.3	58.5	7.4

Net income	202.3	141.1	191.4	172.4	120.1
Less: Net (loss) income attributable to noncontrolling interest	(1.1)	0.3	2.8	1.2	(0.6)

Net income attributable to Timken	$203.4	$140.8	$188.6	$171.2	$120.7

Balance sheet data (at period end)
Cash and cash equivalents	$121.6	$148.8	$129.6	$145.2	$445.1
Working capital (2)	828.4	759.2	709.0	988.6	1,121.6
Total assets	3,402.4	2,763.2	2,789.0	3,528.0	3,238.5
Total debt:
Short-term debt	105.4	19.2	62.0	162.3	49.5
Current portion of long-term debt	2.7	5.0	15.1	2.7	5.0
Long-term debt	854.2	635.0	579.4	881.4	947.1
Total debt	962.3	659.2	656.5	1,046.4	1,001.6
Total liabilities	1,927.5	1,452.3	1,439.5	1,975.7	1,818.9
Total equity	$1,474.9	$1,310.9	$1,349.5	$1,552.3	$1,419.6

(1)

Does not reflect the impact of Accounting Standards Update 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which the Company adopted on January 1, 2018.

(2)	Working capital is defined as current assets less current liabilities.

Risk factors

An investment in the notes involves risk. Prior to making a decision about investing in our securities, you should carefully consider the following risk factors, as well as the risk factors discussed in our annual report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference. You should also refer to the other information in this prospectus supplement, including our financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

Risks relating to the notes

If we do not consummate the acquisition of Cone Drive or Rollon, holders of the notes will not have any right to require us to redeem the notes and our management will have broad discretion to use the net proceeds of the offering of the notes.

This offering is not contingent on the consummation of the acquisition of Cone Drive or Rollon, and the notes will not be subject to a special mandatory redemption. Accordingly, holders of the notes will not have any right to require us to redeem the notes if we do not consummate the acquisition of Cone Drive or Rollon. Additionally, if the acquisition of Cone Drive or Rollon is not consummated, the holders of the notes will not receive the anticipated benefits of such acquisition and, as a result, may not obtain their expected return on the notes.

Moreover, if the acquisition of Cone Drive or Rollon is not consummated, our management will have broad discretion to use the net proceeds of this offering for general corporate purposes. See “Use of proceeds.” In such case, the holders of the notes will be relying on the judgment of management with respect to the application of the net proceeds of this offering. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions. If the net proceeds are not applied effectively, our business, financial condition and results of operations may be adversely affected.

The notes will be subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes will permit us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture will not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture will not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this notes offering, our total indebtedness at June 30, 2018 would have been approximately $1,443.3 million. Additionally, we have the ability under our existing credit facilities to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, will be dependent to some extent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. At June 30, 2018, our subsidiaries collectively had approximately $179.0 million of third-party indebtedness outstanding. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations, including potential adverse tax consequences in connection with payments of dividends or other distributions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Moreover, although certain of the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

We may not have the funds necessary to finance the Change of Control repurchase offer that will be required by the indenture.

Upon the occurrence of a “Change of Control Triggering Event” (as defined under the caption “Description of notes—Change of Control Triggering Event”), we will be required to make an offer to repurchase all outstanding notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes. Any failure to repurchase any tendered notes in those circumstances would constitute a default under the indenture. A default could result in the declaration of the principal and interest on all the notes to be due and payable.

Holders of notes may not be able to determine when a Change of Control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “Change of Control” may require us to make an offer to repurchase all outstanding notes (see “Description of notes—Change of Control Triggering Event”). The definition of Change of Control will include a phrase relating to the sale of “all or substantially all” of our assets. There is not a precise established definition of the phrase “all or substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The credit rating agencies also evaluate our industry and may change their credit rating for us based on their overall view of our industry. There can be no assurance that the credit ratings assigned to the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Redemption may adversely affect your return on the notes.

We will have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $396,872,000 from this offering. We intend to use the net proceeds from this offering, together with cash on hand and other long-term debt, to finance the acquisitions of Cone Drive and Rollon. See “Summary—Recent developments” above. If the acquisition of either or both of Cone Drive and Rollon is not consummated, we intend to use the amount of the net proceeds from this offering initially intended to finance such acquisition or acquisitions for general corporate purposes, including the repayment of indebtedness under our senior credit facility and accounts receivable facility.

Completion of this offering is not contingent on the consummation of the acquisition of Cone Drive or Rollon, and neither the acquisition of Cone Drive nor the acquisition of Rollon is contingent on the completion of this offering. Also, the notes will not be subject to a special mandatory redemption. Accordingly, even if the acquisition of Cone Drive or Rollon is not consummated, the notes sold in this offering will remain outstanding.

Our senior credit facility matures on June 19, 2020 and has a variable interest rate, which represents a blended U.S. dollar and euro rate with a spread based on our debt rating. Our accounts receivable facility matures on November 30, 2018 and has a variable interest rate, which reflects the prevailing commercial paper rate plus facility fees. As of June 30, 2018, the weighted-average interest rate on our senior credit facility was 2.26%, and the interest rate on our accounts receivable facility was 2.93%.

Affiliates of certain of the underwriters are lenders under our senior credit facility. Upon any application of net proceeds from this offering to repay amounts outstanding under our senior credit facility, each such lender would receive its proportionate share of the amount being repaid.

Capitalization

The following table sets forth:

•	our unaudited consolidated cash and cash equivalents and capitalization and short-term debt as of June 30, 2018; and

•

our unaudited consolidated cash and cash equivalents and capitalization and short-term debt as of June 30, 2018, as adjusted to give effect to this offering and the anticipated application of the proceeds therefrom in connection with the consummation of the acquisitions of Cone Drive and Rollon. See “Use of proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and the other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which is incorporated by reference in this prospectus supplement, as well as the other financial information included elsewhere or incorporated by reference in this prospectus supplement.

	As of June 30, 2018
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents	$145.2	$145.2

Debt:
Short-term debt:
Variable-rate Accounts Receivable Facility	$96.4	$96.4
Other	65.9	65.9

Total short-term debt	162.3	162.3

Long-term debt (1):
4.500% Senior Notes due 2028 offered hereby	$—	$396.9
Fixed-rate Medium-Term Notes, Series A, maturing at various dates through 2028	154.6	154.6
3.875% Senior Notes due 2024	347.3	347.3
Variable-rate Senior Credit Facility	94.6	94.6
2.02% Euro Senior Notes due 2027	174.6	174.6
Variable-rate Euro Term Loan	109.1	109.1
Other	3.9	3.9

Total long-term debt	884.1	1,281.0

Shareholders’ equity:
Class I and II Serial Preferred Stock, without par value:
Authorized—10,000,000 shares each class, none issued:	—	—
Common stock, without par value:
Authorized—200,000,000 shares
Issued (including shares in treasury) (June 30, 2018—98,375,135 shares)
Stated capital	53.1	53.1
Other paid-in capital	907.2	907.2
Earnings invested in the business	1,545.3	1,545.3
Accumulated other comprehensive loss	(69.9)	(69.9)
Treasury shares at cost (June 30, 2018—21,267,889 shares)	(913.9)	(913.9)

Total shareholders’ equity	1,521.8	1,521.8
Noncontrolling interest	30.5	30.5

Total equity	1,552.3	1,552.3

Total capitalization	$2,436.4	$2,833.3

(1)	The amounts shown are book values, which are net of debt issuance costs and unamortized discounts.

Description of notes

The following description is only a summary of certain terms of the notes and the indenture governing the notes. We urge you to read the indenture in its entirety because the indenture, and not this summary, defines your rights as a holder of the notes. You may request a copy of the indenture from us. See “Where you can find additional information.”

The indenture will be qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “TIA,” and the provisions of the TIA will be incorporated in, and form a part of, the indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture and those terms made a part of the indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. We provide our definitions for the capitalized terms in this section that we otherwise do not define at the end of the relevant subsection. For purposes of this section, references to “we,” “us,” “our” and “the Company” refer to The Timken Company and not its subsidiaries.

General

The notes will be issued under an indenture expected to be dated as of September 6, 2018, as supplemented by a supplemental indenture for the notes, expected to be dated as of September 6, 2018 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on December 15, 2028, subject to earlier redemption. Interest on the notes will accrue from September 6, 2018 at a rate of 4.500% per year. Interest on the notes will be payable semi-annually on June 15 and December 15, beginning on December 15, 2018 (short first interest period), to the persons who are registered holders of the notes at the close of business on June 1 and December 1 of each year immediately preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) on the notes shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period, September 6, 2018) to, but excluding, the relevant interest payment date.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

All payments on the notes, including principal, premium, if any, and interest will be payable at the corporate trust office of the trustee, as paying agent under the indenture as set forth in the indenture.

If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal and interest may be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York, New York, North Canton, Ohio or the city where the corporate trust office of the trustee is located at such time are required or authorized by law to close.

We will initially issue $400,000,000 aggregate principal amount of the notes, subject to our ability to issue additional notes as described under “—Additional notes.” The terms of the notes do not limit our ability to incur additional indebtedness. The terms of the notes do not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

The notes will not be subject to, and will not have the benefit of, any sinking fund.

Ranking

The notes are our unsecured senior obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, including our 3.875% senior notes due 2024 and our 2.02% euro senior notes due 2027, and are senior to our future subordinated indebtedness. The notes will be exclusively our obligation and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, the notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the assets securing that indebtedness.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees due on transfer. We are not required to transfer or exchange any note selected for redemption or tendered for repurchase. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or a record date for the payment of interest.

Optional redemption

Prior to the Par Call Date, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the Par Call Date of the notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the notes to, but excluding, the date of redemption.

At any time on or after the Par Call Date, we may redeem the notes at our option, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Par Call Date” means September 15, 2028 (three months prior to the maturity date of the notes).

“Reference Treasury Dealer” means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and KeyBanc Capital Markets Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least ten days, but not more than 30 days, before the date of redemption to each holder of the notes to be redeemed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, send electronically). If less than all of the notes are to be redeemed at any time, the trustee will select notes to be redeemed (equal to $2,000 and any integral multiples of $1,000 in excess thereof) on a pro rata basis, by lot or in accordance with any other method the trustee considers fair and appropriate, and the identification of the particular notes will be included in the notice to holders. In the case of global notes, DTC will select the beneficial interests in notes called for redemption in accordance with DTC’s applicable procedures. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

The trustee shall have no duty to make any calculation in respect of the redemption price of notes called for redemption and shall be entitled to receive an officer’s certificate setting forth such redemption price on which it shall be fully-protected in relying.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional redemption,” we will be required to offer to purchase from each holder of the notes all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to global notes, send electronically), a notice to each holder of the notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent electronically, as applicable, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent electronically, as applicable, prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes (or portions of notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

•

deposit with the paying agent an amount equal to the aggregate payment in respect of all notes (or portions of notes) properly tendered and not properly withdrawn pursuant to the Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of notes (or portions of notes) being purchased.

The paying agent will promptly remit to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount equal to $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Below Investment Grade Rating Event” means the rating on the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3)), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(4)

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, which transaction shall not constitute a Change of Control.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

The trustee shall have no duty or responsibility to monitor or determine whether a Change of Control Triggering Event occurs.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Ratings, Inc., doing business as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by Fitch or S&P (or their respective equivalents under any successor rating categories of either Fitch or S&P) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and any successor thereto.

“Rating Agency” means: (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, any “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be, with respect to making a rating of the notes.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase such holder’s notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” may be uncertain.

Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a Change of Control or a Change of Control Triggering Event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control or a Change of Control Triggering Event. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes following a Change of Control in connection with a Change of Control Triggering Event could cause a default under the notes, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (3) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). It is unclear whether our board of directors, pursuant to Ohio law, is similarly capable of approving a slate of dissident director nominees. If such an action is possible under Ohio law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger your right to require us to repurchase the notes as described above.

Material covenants

Limitations on liens

So long as any notes are outstanding, we will not, and we will not permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by any mortgage or other encumbrance (a “Mortgage”) on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiaries which own a Principal Manufacturing Property, without concurrently securing the notes equally and ratably with such Debt so long as such Debt shall be so secured. This restriction does not apply to Debt secured by (1) our Mortgages or Mortgages of our Domestic Subsidiaries existing at the time of the indenture; (2) Mortgages on property of, or on any shares of stock of, any corporation existing at the time it becomes a Domestic Subsidiary; (3) Mortgages on property or shares of stock of a Domestic Subsidiary (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price or construction cost thereof or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof; (4) Mortgages in favor of us or any Domestic Subsidiary; (5) Mortgages in favor of the United States of America, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute; or (6) extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (1) through (5).

Notwithstanding the limitations on liens described above, we or any Domestic Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiary, in addition to that permitted above and without any obligation to secure the notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 20% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

Limitation on sale and leaseback

So long as any notes are outstanding, we will not, and we will not permit any Domestic Subsidiary to, sell and leaseback for more than three years any of our Principal Manufacturing Property or of any Domestic Subsidiary acquired, constructed or placed into service more than 180 days before such lease arrangement. This restriction does not apply if (a) we or such Domestic Subsidiary would be entitled as described in “—Limitations on liens” above to incur Debt secured by a Mortgage on such Principal Manufacturing Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes or (b) we retire Funded Debt or cause Funded Debt to be retired equal to the greater of the net proceeds of such sale or the fair market value of the Principal Manufacturing Property to be subject to such arrangement.

Notwithstanding the limitations on sale and leaseback transactions described above, we or any Domestic Subsidiary may enter into a sale and leaseback transaction of any of our Principal Manufacturing Property or of any Domestic Subsidiary in addition to that permitted above and without any obligation to retire any notes or other indebtedness referred to above, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 20% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

“Attributable Debt” means, as to any particular lease under which any person (as defined in the indenture) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the notes.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated Subsidiaries and computed in accordance with GAAP.

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary (a) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America, or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States of America.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of us and our Subsidiaries incurred after the date of the indenture and secured by Mortgages created or assumed pursuant to the second paragraph under “—Limitations on liens” above and (2) Attributable Debt of us and our Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the indenture and pursuant to the second paragraph under “—Limitation on sale and leaseback” above.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date notes are first issued.

“Principal Manufacturing Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or warehousing and located in the United States of America, owned or leased by us or any Subsidiary. The term “Principal Manufacturing Property” does not include any of the above referenced property (a) that is financed through the issuance of tax exempt governmental obligations or (b) that our board of directors determines is not materially important to the total business of us and our Subsidiaries.

“Subsidiary” means any corporation at least a majority of the voting stock of which is owned or controlled, directly or indirectly, by us or any of our Subsidiaries or by us and one or more of our Subsidiaries.

Events of default

The provisions described in “Description of debt securities—Events of default” in the accompanying prospectus will be applicable to the notes. In addition, the following is an event of default with respect to the notes:

•

default on any indebtedness for money borrowed by the Company or a Domestic Subsidiary in excess of $100,000,000 principal amount that results in the acceleration of such indebtedness prior to its maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding.

If an event of default with respect to the notes (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us, and to the trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If a bankruptcy, insolvency or reorganization default occurs with respect to us, the principal of, premium, if any, and accrued interest on all of the notes issued under the indenture will become immediately due and payable without any declaration or other act of the trustee or the holders.

At any time after a declaration of acceleration with respect to the notes has been made, the holders of a majority in aggregate principal amount of the notes may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to the notes, other than the non-payment of principal and interest, if any, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

Any waiver will be deemed to cure the default or event of default to which the waiver relates.

Subject to the terms of the indenture, if an event of default occurs and is continuing with respect to the notes, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered the trustee indemnity or security satisfactory to the trustee. The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•

the trustee may refuse to follow any direction that the trustee determines may be unduly prejudicial to the rights of the holders not involved in the proceeding or that may involve the trustee in personal liability.

A holder of notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request therefor;

•	such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee has not complied with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given the trustee a direction inconsistent with the request.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on the notes.

Satisfaction and discharge; defeasance

The provisions described in “Description of debt securities—Defeasance of debt securities and certain covenants in certain circumstances” in the accompanying prospectus will be applicable to the notes, in addition to the covenants described under “—Change of Control Triggering Event,” “—Material covenants—Limitations on liens,” and “—Material covenants—Limitation on sale and leaseback.”

Consolidation, merger and sale of assets

The provisions described in “Description of debt securities—Consolidation, merger and sale of assets” in the accompanying prospectus will be applicable to the notes.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Additional notes

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities, or, in some cases, the first payment of interest following the issue date of such additional debt securities), so that the additional debt securities will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the notes.

Any additional debt securities that are consolidated and form a single series with the notes will be issued for U.S. federal income tax purposes in a “qualified reopening,” as part of the same “issue” of debt instruments as the notes, or with no more than a de minimis amount of original issue discount.

We may at any time and from time to time purchase notes in the open market or otherwise.

Modification of indenture; waiver

The provisions described in “Description of debt securities—Modification and waiver” in the accompanying prospectus will be applicable to the notes.

Book-entry system; delivery and form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will initially be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the “global notes”). The global notes will be issued at the closing of this offering only against payment in immediately available funds. The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee in New York, New York for the accounts of institutions that have accounts with DTC (“participants”). DTC will be depositary for the global notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry systems is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, or Agent Member, as defined in the indenture, whether directly or indirectly.

Ownership of beneficial interests

We expect that, pursuant to the procedures established by DTC, upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC, or its nominee, is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes, will not be entitled to have the notes represented by the global note registered in their names and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for definitive notes, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the underwriters, the trustee, nor we will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days;

•	we determine that the notes shall no longer be represented by global notes, and we execute and deliver to the trustee, in our discretion, a company order to such effect; or

•	an event of default with respect to the notes shall have occurred and be continuing;

the global notes will be exchanged for notes in definitive form of like tenor and of an equal principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interest in the global notes.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor the trustee take responsibility for its accuracy.

Holding through Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream or Euroclear, in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Regarding the trustee

The Bank of New York Mellon Trust Company, N.A., is the trustee under the indenture. The trustee also acts as trustee under the indenture that governs our 3.875% senior notes due 2024. The trustee, other than when an event of default with respect to the notes has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the indenture and, upon an event of default with respect to the notes, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered indemnity or security satisfactory to the trustee against the losses, liabilities and expenses that it might incur. The trustee is not required to expend or risk its own funds or incur any liability.

Paying agents and payment

Payment of interest on the notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of such interest.

Principal of, premium or additional interest, if any, and interest on the notes will be payable at the office of the paying agents designated by us, except that premium and additional interest, if any, and interest payments may be made by check mailed to the holder. We will be required to maintain a paying agent in each place of payment for the notes.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or premium or additional interest, if any, or interest on the notes which remains unclaimed at the end of two years after the principal, premium or additional interest, if any, or interest has become due and payable will be repaid to us, and after that time the holder of the notes may look only to us for payment of those amounts.

Governing law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain U.S. federal income tax considerations

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” the Treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service, or “IRS,” or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position than as described below concerning the tax considerations of the purchase, ownership or disposition of the notes.

This summary is limited to beneficial owners of the notes that purchase the notes upon their initial issuance at their “issue price” (generally, the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances (such as the effects of section 451(b) of the Code, as revised by the 2017 legislation known as the “Tax Cuts and Jobs Act”) or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	certain former citizens or long-term residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	Non-U.S. Holders (as defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you are urged to consult your tax advisor regarding the tax consequences relating to the acquisition, ownership and disposition of the notes.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation, including the effects of the recently enacted Tax Cuts and Jobs Act as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable income tax treaty.

Certain additional payments

We will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount after a Change of Control, as described above under the heading “Description of notes—Change of Control Triggering Event.” Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. These rules ignore remote or incidental contingencies (determined as of the date the notes are issued) for purposes of determining whether a debt instrument is a contingent payment debt instrument. We believe the possibility of making payments on the notes in excess of the stated principal amount is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” means a beneficial owner of a note that is or is treated as, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than twelve months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Surtax on net investment income

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your own tax advisor regarding the applicability of this surtax to your income and gains in respect of your investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status, have been notified by the IRS that payments to you are subject to backup withholding or if you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note and you are neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Payments of interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act, or “FATCA,” below, payments of interest on the notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected;

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership; and

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code.

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or successor form to us, our paying agent or other relevant withholding agent certifying under penalty of perjury that you are not a United States person. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to 30% withholding of United States federal income tax, unless you provide the relevant withholding agent either (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you realize gain described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains derived from United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise provided by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you generally will be subject to United States federal income tax (but not the surtax on net investment income described above or the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally certify that income is effectively connected with the conduct of a trade or business in the United States by providing a properly executed IRS Form W-8ECI (or successor form) to the appropriate withholding agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person or you are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Pursuant to FATCA, foreign financial institutions (which generally include foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or be subject to withholding tax on certain U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source interest payments and gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax. Under the applicable final Treasury regulations, withholding under FATCA will generally apply to payments of U.S.-source interest on the notes, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the notes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Certain ERISA considerations

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and Section 4975 of the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA and Section 4975 of the Code that may be applicable to us, the notes or a particular investor. Accordingly, and due to the complexity of these rules and the penalties that may be imposed thereunder, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General fiduciary matters

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans subject to Section 4975 of the Code and whose underlying assets include “plan assets” by reason of investments in such entity by an employee benefit plan or plans (each such employee benefit plan, plan or entity is referred to herein as a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan and all applicable provisions of ERISA and the Code. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

Prohibited transaction laws

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan unless an exemption is available. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under the Code. A party in interest or disqualified person could include, without limitation, the Company, the underwriters, the trustee, registrar, paying agent or any of their respective affiliates.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, or “PTCE,” 95-60, regarding transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions or any exemption will be available with respect to the acquisition of the notes.

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, or a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, or a “Church Plan,” and a non-U.S. plan are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans generally may be invested in the notes without regard to the fiduciary and prohibited transaction considerations under ERISA and Section 4975 of the Code (described above). However, Governmental Plans, Church Plans and non-U.S. plans may be subject to other United States federal, state or local laws or non-U.S. laws that regulate their investments, or a “Similar Law.” A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

Representation

The notes may be acquired by a Plan and any person investing “plan assets” of any Plan or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law.

Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not a Plan and is not investing “plan assets” of any Plan, a Governmental Plan, a Church Plan or a non-U.S. plan, (b) it is a Plan or it is investing “plan assets” of a Plan and the acquisition, holding and disposition of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to ERISA, Section 4975 of the Code or any Similar Law that prohibits or taxes (either in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

Underwriting

Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed, severally, to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$120,000,000
Morgan Stanley & Co. LLC	120,000,000
Goldman Sachs & Co. LLC	32,000,000
KeyBanc Capital Markets Inc.	32,000,000
Barclays Capital Inc.	16,000,000
HSBC Securities (USA) Inc.	16,000,000
J.P. Morgan Securities LLC	16,000,000
MUFG Securities Americas Inc.	8,000,000
PNC Capital Markets LLC	8,000,000
SG Americas Securities, LLC	8,000,000
U.S. Bancorp Investments, Inc.	8,000,000
Wells Fargo Securities, LLC	8,000,000
The Williams Capital Group, L.P.	8,000,000

Total	$400,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.20% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.1 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes will be a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

It is expected that delivery of the notes will be made against payment therefor on or about September 6, 2018, which is the tenth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and so should consult their own advisers.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters are lenders under our senior credit facility. Upon any application of net proceeds from this offering to repay amounts outstanding under our senior credit facility, each such lender would receive its proportionate share of the amount being repaid. See “Use of proceeds.”

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of sales to EEA retail investors

Each of the representatives has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

•

the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive; and

•

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

United Kingdom

Each of the representatives has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act, or “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005, or the “Order,” or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes have not been and will not be offered or sold in the Hong Kong Special Administrative Region of the People’s Republic of China, or “Hong Kong,” by means of this document or any other document other than (a) to “professional investors” as defined in Part I of Schedule 1 to the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or the “SFO,” and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or the “C(WUMP)O,” or which do not constitute an offer or invitation to the public within the meaning of the C(WUMP)O.

No advertisement, invitation or document relating to the notes, has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in Part I of Schedule 1 to the SFO and any rules made under the SFO or the C(WUMP)O.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

¡	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

¡	where no consideration is or will be given for the transfer;

¡	where the transfer is by operation of law;

¡	as specified in Section 276(7) of the SFA; or

¡	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act Law of Japan (Law No. 25 of 1948, as amended), or the “FIEA.” Each underwriter or agent has represented and agreed that it has not offered or sold, and will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to, or for the benefit of, any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Legal matters

Jones Day will pass upon the validity of the notes. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The consolidated financial statements of The Timken Company appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of The Timken Company’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

The Timken Company

Common Stock

Preferred Stock

Debt Securities

We may offer and sell from time to time our common stock, preferred stock and debt securities. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk factors” on page 6 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “TKR.” If we decide to seek a listing of any other securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2018

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About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where you can find additional information” and “Incorporation of certain information by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover pages of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Timken” or other similar terms mean The Timken Company and its direct and indirect subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at www.timken.com. Information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Incorporation of certain information by reference

In this prospectus, we are incorporating certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

•	our Current Reports on Form 8-K, filed with the SEC on May 8, 2018, July 19, 2018 and July 27, 2018; and

•	the description of our common stock contained in our registration statement filed under the Exchange Act and any amendments and reports filed for the purposes of updating that description.

We are also incorporating by reference additional documents we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3223

Attn: Shelly M. Chadwick

Vice President—Finance and Chief Accounting Officer

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the Company due to a variety of factors, such as:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we or our customers or suppliers conduct business, including adverse effects from a global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers or suppliers conduct business, changes in currency valuations and recent world events that have increased the risks posed by international trade disputes, tariffs and sanctions;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand, the effects of customer or supplier bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade continue in our markets;

•

competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors and new technology that may impact the way our products are sold or distributed;

•

changes in operating costs. This includes: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability and cost of raw materials and energy; changes in the expected costs associated with product warranty claims; changes resulting from inventory management and cost reduction initiatives; the effects of unplanned plant shutdowns; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; the ability to complete previously announced transactions; the ability to integrate acquired companies; and the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings;

•	our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims, or assessments. This includes: claims or problems related to intellectual property, product liability or warranty, environmental issues and taxes;

•

changes in worldwide financial and capital markets, including availability of financing and interest rates on satisfactory terms, which affect our cost of funds and/or ability to raise capital, as well as customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	the impact on our pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk;

•	the actual impact of the U.S. tax reform on the full-year 2018 global effective tax rate;

•	retention of Continued Dumping and Subsidy Offset Act distributions; and

•

the risk factors referred to or described in the “Risk factors” section of this prospectus and the other risk factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Additional risks relating to our business, the industries in which we operate or our securities may be described from time to time in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Our business

We engineer, manufacture and market bearings, transmissions, gearboxes, belts, chain, lubrication systems, couplings, industrial clutches and brakes and related products. We also offer a variety of power system rebuild and repair services. Our growing product and services portfolio features many strong industrial brands, such as Timken®, Fafnir®, Philadelphia Gear®, Drives®, Lovejoy® and Groeneveld®. We apply our deep knowledge of metallurgy, friction management and mechanical power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for our quality products and collaborative technical sales model, we focus on providing value to diverse markets worldwide through both original equipment manufacturers, or OEMs, and aftermarket channels. With more than 15,000 people operating in 33 countries, we make the world more productive and keep industry in motion. We operate under two reporting segments: (1) Mobile Industries and (2) Process Industries. The following further describes these business segments:

•

Mobile Industries serves OEM customers that manufacture off-highway equipment for the agricultural, mining and construction markets; on-highway vehicles including passenger cars, light trucks, and medium- and heavy-duty trucks; rail cars and locomotives; outdoor power equipment; rotorcraft and fixed-wing aircraft; and other mobile equipment. Beyond service parts sold to OEMs, aftermarket sales and services to individual end users, equipment owners, operators and maintenance shops are handled directly or through our extensive network of authorized automotive and heavy-truck distributors.

•

Process Industries serves OEM and end-user customers in industries that place heavy demands on the fixed operating equipment they make or use in heavy and other general industrial sectors. This includes metals, cement and aggregate production; coal and wind power generation; oil and gas extraction and refining; pulp and paper and food processing; and health and critical motion control equipment. Other applications include marine equipment, gear drives, cranes, hoists and conveyors. This segment also supports aftermarket sales and service needs through its global network of authorized industrial distributors and through the provision of services directly to end users.

We were incorporated as an Ohio corporation in 1904. Our principal executive offices are located at 4500 Mount Pleasant St. N.W., North Canton, Ohio 44720. Our main telephone number is (234) 262-3000, and our Internet website address is www.timken.com. We do not intend the information contained on or accessible through our website to be a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

Risk factors

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and, if applicable, in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and any risk factors contained in the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Use of proceeds

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends

The following table sets forth our ratios of consolidated earnings to fixed charges and consolidated earnings to combined fixed charges and preferred dividends for the periods presented. You should read this table in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which are incorporated by reference into this prospectus.

	Six months, ended June 30,	Years ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	10.98x	7.13x	6.08x	6.69x	4.37x	16.03x
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	10.98x	7.13x	6.08x	6.69x	4.37x	16.03x

(1)

As of the date of this prospectus, we have no shares of preferred stock outstanding and have paid no preferred dividends to date; therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as our ratios of earnings to fixed charges for the periods presented.

“Fixed charges” represent interest expense, capitalized interest and the portion of rental expense representing the interest factor for continuing operations. “Earnings” represent the aggregate of income from continuing operations before extraordinary items (excluding undistributed earnings of unconsolidated entities), income taxes, net adjustments for capitalized interest and fixed charges deducted from earnings. “Preferred dividends” represent the amount of pre-tax earnings that is required to pay the dividends on outstanding shares of preferred stock.

Description of capital stock

As of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, without par value, 10,000,000 shares of Class I Serial Preferred Stock, without par value, and 10,000,000 shares of Class II Serial Preferred Stock, without par value. At June 30, 2018, 77,107,246 shares of common stock and no shares of preferred stock were issued and outstanding.

Common stock

Subject to the restriction described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law or stated below, the holders of our common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote, voting jointly as a single class with the holders of Class II Serial Preferred Stock.

No holder of any of our shares of common stock has any right to cumulate voting power in any election of directors.

The holders of our common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or of securities convertible into our capital stock. Our common stock is not subject to redemption and does not have any conversion rights. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred stock

Our preferred stock is divided into two classes: Class I Serial Preferred Stock and Class II Serial Preferred Stock. Holders of Class I Serial Preferred Stock have preference rights superior to both the holders of Class II Serial Preferred Stock and the holders of our common stock. Holders of Class II Serial Preferred Stock have preference rights superior to the holders of our common stock. The following description of our preferred stock applies to both classes, unless otherwise specified.

Our preferred stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by our board of directors and with such rights, preferences and limitations as are fixed by our board of directors or required by law. Satisfaction of dividend preferences of any outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of preferred stock would be entitled to receive a preferential payment before any payment is made to holders of shares of common stock. Additionally, with respect to any dividend or dissolution preferences, holders of Class I Serial Preferred Stock will receive preferential payment over holders of Class II Serial Preferred Stock. In addition, we are restricted from purchasing, retiring or otherwise acquiring any of our Class II Serial Preferred Stock if there is an arrearage in the payment of dividends or sinking fund installments with respect to outstanding Class I Serial Preferred Stock. Similarly, we may not purchase, retire or otherwise acquire any of our common stock unless all dividends and sinking fund installments with respect to any outstanding preferred stock due and payable have been paid.

Subject to the exceptions listed below, the holders of Class I Serial Preferred Stock are not entitled, as such, to notice of meetings of stockholders or to vote upon any matter presented to the stockholders. However, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class I Serial Preferred Stock or Class II Serial Preferred Stock, voting separately as a class, and in certain cases by series, is required to effect or validate any amendment to our Amended Articles of Incorporation that:

•

changes issued shares of the applicable class of preferred stock of all series then outstanding into a lesser number of shares of the same class and series or into the same or a different number of shares of any other class or series;

•	changes the express terms of the applicable class of preferred stock in any manner substantially prejudicial to the holders of all series thereof then outstanding;

•

authorizes shares of any class, or any securities convertible into shares of any class, or authorizes the conversion of any security into shares of any class, ranking prior to the applicable class of preferred stock; or

•

changes the express terms of issued shares of any class ranking prior to the applicable class of preferred stock in any manner substantially prejudicial to the holders of all series of the applicable class of preferred stock then outstanding.

In addition, if the payment of six quarterly dividends on any series of Class I Serial Preferred Stock or Class II Serial Preferred Stock, whether or not consecutive, is in default, holders of Class I Serial Preferred Stock of all series or holders of Class II Serial Preferred Stock of all series, respectively, voting separately as a class, are entitled to elect two additional members to our Board of Directors. When all dividends in default on all series of Class I Serial Preferred Stock or Class II Serial Preferred Stock have been paid, the power of the holders of the applicable class to elect the two additional directors at a subsequent election of directors becomes null and void until a new default as described above occurs. The holders of Class I Serial Preferred Stock and Class II Serial Preferred Stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or securities convertible into our capital stock.

If shares of any series of either class of preferred stock are convertible into shares of any other class or series of our capital stock, our stated capital, if any, will be modified accordingly to reflect such conversion.

Anti-takeover provisions in our Amended Articles of Incorporation and Amended Regulations

Our Amended Regulations provide that the board of directors may fix the number of directors within a range of nine to eighteen directors, to the extent consistent with applicable law.

The provisions of our Amended Regulations may be amended, to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the board of directors. In addition, our Amended Articles of Incorporation and our Amended Regulations may be amended by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a vote of the board of directors then in office as being in the best interests of Timken and its shareholders.

Although these provision are intended to encourage potential acquiring persons to negotiate with our board of directors and to provide for continuity and stability of management, these provision may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the board of directors, these provisions may render more difficult, and may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent directors.

Certain anti-takeover provisions of Ohio law

Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Our Amended Articles of Incorporation and Amended Regulations do not contain a provision opting out of this statute.

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority-share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. The application of Chapter 1704 and Section 1701.831 may have the effect of delaying, deferring or preventing a change of control involving the Company.

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

Description of debt securities

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The applicable prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date, and the basis of computation of interest if other than on the basis of a 360-day year consisting of twelve 30-day months;

•

the place or places where the principal of, premium and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issuable, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the forms of the debt securities in fully registered form (and whether the debt securities will be issuable as global securities);

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of the principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	whether the debt securities may be exchangeable for and/or convertible into shares of our common stock or any other security;

•	any provisions relating to any security provided for the debt securities, and any subordination in right of payment, if any, of the debt securities;

•	any addition to or change in the events of default and acceleration provisions described under “—Events of default” below and in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this “Description of debt securities” or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may modify or delete any provision of the indenture insofar as it applies to such debt securities); and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•

register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We will initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the applicable prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary’s policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the applicable prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property laws, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, merger and sale of assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•

either (i) the transaction is a merger or consolidation and we are the surviving entity or (ii) the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity and the successor or transferee assumes our obligations under the debt securities and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of any such transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture, and (except in the case of a lease) when such successor or transferee duly assumes all of our obligations under the debt securities and the indenture, we will be relieved from all such obligations.

Events of default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture or any board resolution, supplemental indenture or officer’s certificate with respect to such series (other than a covenant or warranty that has been included in the indenture or board resolution, supplemental indenture or officer’s certificate solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (i) the rescission and annulment would not conflict with any judgment or decree already rendered, (ii) if all events of default with respect to that series, other than the non-payment of principal, interest or premium, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture and (iii) if the Company has paid or deposited with the trustee a sum sufficient to pay (a) any overdue interest on the debt securities of that series, (b) the principal amount of the debt securities of that series (except the principal, interest or premium that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the debt securities of that series.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•

cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained therein, or to conform the provisions of the indenture to this “Description of debt securities” or a description of the debt securities contained in the applicable prospectus supplement, as evidenced by an officer’s certificate;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

provide for the assumption of our obligations by a successor, in the case of a merger or consolidation, or transferee, in the case of a sale, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, and our discharge upon such assumption, as applicable, provided that the requirements described under “—Consolidation, merger and sale of assets” are complied with;

•

make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the rights under the indenture of any holder in any material respect;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	provide for the issuance of and establish the form and terms and conditions of additional debt securities as permitted by the indenture;

•	add guarantees with respect to the debt securities or to provide security for the debt securities; or

•

evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as would be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	reduce the rate (or alter the method of computation) of or extend the time for payment of interest, including defaulted interest, on any debt security;

•

waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities, except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration;

•	make the principal of or premium, if any or interest on any debt security payable in currency other than that stated in the debt securities;

•	change any place of payment where the debt securities or interest thereon is payable;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of or premium, interest, if any, on the debt securities and to institute suit for the enforcement of any such payments;

•	make any change in the amendment and waiver provisions listed above; or

•

reduce the percentage in principal amount of any debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past defaults.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of debt securities and certain covenants in certain circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred

Plan of distribution

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through underwriters or dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements of The Timken Company appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of The Timken Company’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.